Optinose Reports First Quarter 2024 Financial Results
and Recent Operational Highlights

Company reports Q1 2024 XHANCE net revenue of $14.9 million, an increase of 26% compared to Q1 2023

Company expects full year 2024 XHANCE net revenues to be between $85.0 to $95.0 million

Company expects peak year XHANCE net revenues of at least $300 million from current specialist focused prescriber audience

Company expects to produce positive income from operations (GAAP) for full year 2025

Conference call and webcast to be held today at 10:00 a.m. Eastern Time

YARDLEY, Pa., May 14, 2024 Optinose (NASDAQ:OPTN), a pharmaceutical company focused on patients treated by ear, nose and throat (ENT) and allergy specialists, today reported financial results for the quarter ended March 31, 2024, and provided recent operational highlights.

“We are proud that in March, based on evidence including multiple randomized placebo-controlled trials, XHANCE was approved by the FDA as the first prescription medication proven safe and effective for the large population with chronic rhinosinusitis who do not have nasal polyps. Millions of people can potentially benefit from this landmark approval because, despite being one of the most common diagnoses in adult outpatient medicine, there has never been an approved prescription treatment for Chronic Sinusitis.” stated CEO Ramy Mahmoud, MD, MPH. “We estimate that the new indication grows the total addressable market by up to ten times and, we've launched into the new opportunity with our current commercial infrastructure aimed primarily at specialty prescribers. We believe that approach will produce positive income from operations for full year 2025, and peak year net revenues of at least $300 million. However, there is considerable incremental potential that could derive from additional efforts in primary care or with activation of tens of millions of people who may have interest in a new and effective treatment option for this disease."

First Quarter 2024 and Recent Highlights

XHANCE Supplemental New Drug Application (sNDA)
On March 15, 2024, the U.S. Food and Drug Administration (FDA) approved XHANCE® (fluticasone propionate) in the Exhalation Delivery System™ as the first and only medication indicated for treatment of chronic rhinosinusitis without nasal polyps in adult patients.

Publication of ReOpen Clinical Program Results
In January 2024, peer-reviewed data from the landmark ReOpen program evaluating the efficacy and safety of XHANCE in adult patients with chronic rhinosinusitis (chronic sinusitis) was published online in the Journal of Allergy and Clinical Immunology: In Practice. As detailed in the publication, both trials showed statistically significant improvement in symptoms, in inflammation inside the sinuses, and in the number of acute disease exacerbations that occurred in patients treated with XHANCE compared to patients receiving vehicle combined with the Exhalation Delivery System (EDS-placebo).

FDA Approval of Second Manufacturing Site
In March 2024, the FDA approved Hikma Pharmaceuticals USA Inc.’s affiliate West-Ward Columbus Inc., as an additional manufacturing site for finished XHANCE units for commercial sale and sampling. As a result, there are now two sites approved by the FDA for the manufacturer of finished XHANCE units for commercial sale and sampling.

$55 Million Registered Direct Offering
On May 10, 2024 the Company completed a registered direct offering of its common stock and pre-funded common stock warrants to a group of existing and new institutional investors expected to result in approximately $55 million of net proceeds to the Company. The Company expects that its post-offering cash and cash equivalents of approximately $100 million will be sufficient to fund its operations and debt service obligations through 2025.

First Quarter 2024 Financial Results

Total revenues
The Company reported $14.9 million in net revenue from sales of XHANCE during the three-month period ended March 31, 2024, an increase of 26% compared to $11.8 million during the three-month period ended March 31, 2023.

Costs and expenses and net loss
For the three-month period ended March 31, 2024, research and development expenses were $1.2 million and selling, general and administrative expenses were $20.5 million. The net loss for the period was $14.1 million, or $0.12 per share (basic and diluted).

Balance Sheet
The Company had cash and cash equivalents of $51.6 million as of March 31, 2024. The cash and cash equivalents balance of $51.6 million does not include the approximately $55 million of net proceeds expected from the Company's registered direct offering that closed on May 10, 2024.

Financial Guidance

XHANCE Net Revenue and Average
The Company expects XHANCE net revenues for the full year of 2024 to be between $85.0 to $95.0 million.

XHANCE Average Net Revenue per Prescription
The Company expects full year 2024 XHANCE average net revenue per prescription to exceed $230. Previously the Company expected full year 2024 XHANCE average net revenue per prescription to be approximately $220.

Operating Expenses
The Company expects total GAAP operating expenses (selling, general & administrative expenses and research & development expenses) for 2024 to be between $95.0 to $101.0 million, of which the Company expects stock-based compensation to be approximately $6.0 million.

Net Income from Operations
The Company expects to product positive income from operations (GAAP) for full year 2025.

Company to Host Conference Call
Members of the Company’s leadership team will host a conference call and presentation to discuss financial results and corporate updates beginning at 10:00 a.m. Eastern Time today.

Participants may access the conference call live via webcast by visiting the Investors section of Optinose’s website at http://ir.optinose.com/presentations. To participate via telephone, please register in advance at this link. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number and a personal PIN that can be used to access the call. In addition, a replay of the webcast will be available on the Company website for 60 days following the event.

OptiNose, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
Revenues:
Net product revenues	$14,880	$11,846
Total revenues	14,880	11,846
Costs and expenses:
Cost of product sales	1,231	1,706
Research and development	1,206	1,785
Selling, general and administrative	20,518	22,723
Total costs and expenses	22,955	26,214
Loss from operations	(8,075)	(14,368)
Other expense	5,992	4,479
Net loss	$(14,067)	$(18,847)
Net loss per share of common stock, basic and diluted	$(0.12)	$(0.17)
Weighted average common shares outstanding, basic and diluted	112,594,852	111,774,425

OptiNose, Inc.
Condensed Consolidated Balance Sheet Data
(in thousands)

	March 31	December 31,
	2024	2023
	(unaudited)
Cash and cash equivalents	$51,644	$73,684
Other assets	32,063	34,045
Total assets	$83,707	$107,729

Total current liabilities (1)	$32,705	$176,524
Long term liabilities (1)	150,218	17,811
Total stockholders' equity	(99,216)	(86,606)
Total liabilities and stockholders' equity	$83,707	$107,729

(1) – All outstanding debt principal and fees payable upon debt maturity have been classified as a long term liability at March 31, 2024. All outstanding debt principal and fees payable upon debt maturity were classified as a current liability at December 31, 2023. Please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, which will be filed after the issuance of this press release for additional information.

About Optinose
Optinose is a global specialty pharmaceutical company focused on serving the needs of patients cared for by ear, nose and throat (ENT) and allergy specialists. To learn more, please visit www.optinose.com or follow us on Twitter and LinkedIn.

About XHANCE
XHANCE is a drug-device combination product that uses the Exhalation Delivery System™ (also referred to as the EDS®) designed to deliver a topical steroid to the high and deep regions of the nasal cavity where sinuses ventilate and drain. XHANCE is approved by the U.S. Food and Drug Administration for both the treatment of chronic rhinosinusitis without nasal polyps (also called chronic sinusitis) and chronic rhinosinusitis with nasal polyps (also called nasal polyps) in patients 18 years of age or older.

IMPORTANT SAFETY INFORMATION
CONTRAINDICATIONS: Hypersensitivity to any ingredient in XHANCE.
WARNINGS AND PRECAUTIONS:
•Local nasal adverse reactions, including epistaxis, erosion, ulceration, septal perforation, Candida albicans infection, and impaired wound healing, can occur. Monitor patients periodically for signs of possible changes on the nasal mucosa. Avoid use in patients with recent nasal ulcerations, nasal surgery, or nasal trauma until healing has occurred.
•Glaucoma and cataracts may occur with long-term use. Consider referral to an ophthalmologist in patients who develop ocular symptoms or use XHANCE long-term.
•Hypersensitivity reactions (e.g., anaphylaxis, angioedema, urticaria, contact dermatitis, rash, hypotension, and bronchospasm) have been reported after administration of fluticasone propionate. Discontinue XHANCE if such reactions occur.

•Immunosuppression and infections can occur, including potential increased susceptibility to or worsening of infections (e.g., existing tuberculosis; fungal, bacterial, viral, or parasitic infection; ocular herpes simplex). Use with caution in patients with these infections. More serious or even fatal course of chickenpox or measles can occur in susceptible patients.
•Hypercorticism and adrenal suppression may occur with very high dosages or at the regular dosage in susceptible individuals. If such changes occur, discontinue XHANCE slowly.
•Assess for decrease in bone mineral density initially and periodically thereafter.

ADVERSE REACTIONS:
•Chronic rhinosinusitis without nasal polyps: The most common adverse reactions (incidence ≥3%) are epistaxis, headache, and nasopharyngitis.
•Chronic rhinosinusitis with nasal polyps: The most common adverse reactions (incidence ≥3%) are epistaxis, nasal septal ulceration, nasopharyngitis, nasal mucosal erythema, nasal mucosal ulcerations, nasal congestion, acute sinusitis, nasal septal erythema, headache, and pharyngitis.

DRUG INTERACTIONS: Strong cytochrome P450 3A4 inhibitors (e.g., ritonavir, ketoconazole): Use not recommended. May increase risk of systemic corticosteroid effects.

USE IN SPECIFIC POPULATIONS: Hepatic impairment. Monitor patients for signs of increased drug exposure.
Please see full Prescribing Information, including Instructions for Use

Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to the potential benefits of XHANCE as the first FDA-approved drug treatment for chronic rhinosinusitis without nasal polyps (also referred to as chronic sinusitis); the potential benefits of XHANCE for the treatment of chronic sinusitis and expanded market opportunities relating thereto; the potential benefits of the Exhalation Delivery System; the Company’s expectation for XHANCE net revenue and average net revenue per prescription for full year 2024; the Company’s expectations for GAAP operating expenses (selling, general and administrative expenses and research & development expenses) and stock-based compensation for 2024; the Company’s expectation that it will product positive net income from operations (GAAP) for full year 2025; the Company’s expectation that peak year XHANCE net revenues will be at least $300 million from its current specialist physician audience; the expected net proceeds from the May 2024 registered direct offering; the Company's expectation that its post-offering cash and cash equivalents of approximately $100 million will be sufficient to fund its operations and debt service obligations through 2025; and other statements regarding the Company's future operations, financial performance, financial position, prospects, objectives, strategies and other future events. Forward-looking statements are based upon management’s current expectations and assumptions and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: physician and patient acceptance of XHANCE for its new indication; the Company’s ability to maintain adequate third-party reimbursement for XHANCE (including its new indication); the prevalence of chronic sinusitis and market opportunities for XHANCE may be smaller than expected; the Company’s ability to efficiently generate XHANCE prescriptions and net revenues; unanticipated costs and expenses; the Company's ability to achieve its financial guidance; potential for varying interpretation of the results from the ReOpen program; the Company’s ability to comply with the covenants and other terms of its Amended and Restated Note Purchase Agreement; risks and uncertainties relating to intellectual property and competitive products; and the risks, uncertainties and other factors discussed under the caption "Item 1A. Risk Factors" and elsewhere in the Company’s most recent Form 10-K and Form 10-Q filings with the Securities and Exchange Commission - which are available at www.sec.gov. As a result, you are cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statements made in this press release speak only as of the date of this press release, and the Company undertakes no obligation to update such forward-looking statements, whether as a result of new information, future developments or otherwise.

Optinose Investor Contact
Jonathan Neely
jonathan.neely@optinose.com
267.521.0531

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